Exhibit 99.2

FOR IMMEDIATE RELEASE
May 23, 2011

GCI, Inc. Receives Required Consents to Amend Indenture in Connection with Consent Solicitation and Tender Offer for its 7.25% Senior Notes Due 2014

Anchorage, Alaska - General Communication, Inc. (Nasdaq: GNCMA) announced today that its wholly owned subsidiary, GCI, Inc. (“GCI”), received tenders and consents from the holders of $287,191,000, or approximately 89.75%, of its $320,000,000 outstanding principal amount of 7.25% Senior Notes due 2014 (collectively, the “Notes”) by the expiration of the consent payment deadline, 5:00 P.M., New York City time, on May 20, 2011 (the “Consent Date”). The consents received exceeded the number needed to approve certain proposed amendments to the indenture governing the Notes. The terms of the tender offer and consent solicitation for the Notes (the “Offer”) are described in GCI’s Offer to Purchase and Consent Solicitation Statement dated May 9, 2011, copies of which may be obtained from D.F. King & Co., Inc.

Pursuant to the terms of the Offer, GCI has accepted all Notes tendered on or prior to the Consent Date, and holders who tendered such Notes will receive the total consideration of $1,014.58, consisting of (i) the tender price of $1,004.58 and (ii) the consent payment of $10.00, per $1,000 principal amount of Notes. Holders who validly tender their Notes after the Consent Date but on or prior to the expiration of the tender offer at 12:00 midnight, New York City time, on June 6, 2011, unless extended (the “Expiration Date”) will receive the tender price of $1,004.58 per $1,000 principal amount of Notes. In either case, Holders who validly tender their Notes also will be paid accrued and unpaid interest up to, but not including, the applicable date of payment for their Notes.

Based on the consents received, GCI and the trustee under the indenture governing the Notes have entered into a supplemental indenture that eliminates substantially all of the restrictive covenants and makes other revisions to the indenture. In addition, GCI intends to discharge its remaining obligations under the indenture governing the Notes by redeeming any remaining Notes in accordance with the terms of the indenture.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 9, 2011.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and General Communication, Inc. and GCI expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of General Communication, Inc. and GCI, including their most recent Forms 10-Q and 10-K for additional information about General Communication, Inc. and GCI and about the risks and uncertainties related to their business which may affect the statements made in this press release.

Contact:

Bruce Broquet,
Vice President, Finance
907-868-6660